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                                                                     Exhibit 8.1


                        [LETTERHEAD OF LATHAM & WATKINS]


                                  May 14, 2002
                                                            FILE NO. 016092-0079




PETCO Animal Supplies, Inc.
9125 Rehco Road
San Diego, California  92121

                  Re:  PETCO Animal Supplies, Inc.
                       Offer to Exchange 10.75% Senior Subordinated
                       Notes due 2011
                       ---------------------------------------------------------

Ladies and Gentlemen:

                  We are acting as special counsel to PETCO Animal Supplies, Inc. (the "Issuer") in connection with the registration statement on Form S-4, as amended (collectively, the "Registration Statement"), initially filed by the Issuer with the Securities and Exchange Commission on March 18, 2002 in connection with the offer to exchange $170,000,000 principal amount of the Issuer's 10.75% Senior Subordinated Notes due 2011, which have been registered under the Securities Act, for any and all of its outstanding 10.75% Senior Subordinated Notes due 2011.

                  In connection with our representation of the Issuer, you have requested our opinion concerning the statements in the Registration Statement under the caption "United States Federal Income Tax Consequences." The facts, as we understand them, and upon which with your permission we rely in rendering the opinion herein, are set forth in the Registration Statement.

                  We are opining herein as to the effect on the subject transaction only of the federal income tax laws of the United States and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

                  Based on such facts and assumptions and subject to the limitations set forth in the Registration Statement, it is our opinion that the statements in the Registration Statement set forth under the caption "United States Federal Income Tax Consequences," insofar as they purport to summarize the provisions of specific statutes and regulations referred to therein, are accurate summaries in all material respects.

                  No opinion is expressed as to any matter not discussed herein.


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Latham & Watkins

May 14, 2002
Page 2


                  This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Registration Statement may affect the conclusions stated herein.

                  This opinion is furnished to you, and is for your use in connection with the transactions set forth in the Registration Statement. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation, for any purpose, without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement.


                                         Very truly yours,

                                         /s/ LATHAM & WATKINS